Exhibit 99.2
UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS
On August 31, 2011, Roadrunner Transportation Systems, Inc. (“RRTS”) acquired 100% of the outstanding stock of Prime Logistics Corporation (“Prime”) for $96.6 million, which includes transaction related costs of $0.5 million. Prime’s acquired assets and liabilities consist principally of accounts receivables, other current assets, property and equipment, accounts payables and accrued expenses. The merger of Prime was accounted for under the purchase method of accounting whereby the net tangible and intangible assets acquired and the liabilities assumed were recognized at their estimated fair values at the date of the merger. The allocation of purchase price is preliminary as management is in the process of assessing the fair value of these assets and liabilities, including the valuation of intangible assets. Management expects to finalize the allocation during the first half of 2012. Accordingly, there may be material adjustments to the allocation of the purchase price.
The total purchase price of Prime is summarized as follows (in thousands):

Cash paid for stock	$93,590
Value of RRTS common stock issued for Prime stock	3,000

Total purchase price	$96,590

The preliminary allocation of the purchase price paid to the fair value of the net assets acquired, including $0.5 million of transaction costs, is as follows (in thousands):

Accounts receivable	$8,149
Other current assets	506
Property and equipment	3,996
Goodwill	95,307
Customer relationships intangible asset	3,400
Other noncurrent assets	523
Accounts payable and other liabilities	(15,291)

Total purchase price	$96,590

Intangible assets include amounts recognized for customer relationships. Management believes the intangible assets acquired will provide future benefit ratably; accordingly, the amortizable intangible assets acquired will be amortized using the straight-line method over their respective useful lives. Because this valuation and management’s estimates are preliminary, the valuation of intangible assets and their useful lives may change. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill and amounted to approximately $95.3 million. In accordance with current accounting standards, goodwill will not be amortized and will be tested for impairment annually.
The following unaudited pro forma combined consolidated statements of operations have been prepared to assist in the analysis of the financial effects of the merger of Prime, and have been presented in accordance with accounting principles generally accepted in the United States of America. The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2010 combines the historical results for RRTS and Prime for the twelve months ended December 31, 2010 as if the merger had occurred on January 1, 2010. The unaudited pro forma combined consolidated statement of operations for the six months ended June 30, 2011 combines the historical results for RRTS and Prime for the six months ended June 30, 2011 as if the merger had occurred on January 1, 2010.

This pro forma financial information does not purport to represent what RRTS’ actual results of operations or financial position would have been had the merger occurred on the dates indicated nor is the information necessarily indicative of future operating results. The pro forma adjustments are based upon information and assumptions available at the time of the filing of the Form 8-K. This pro forma combined consolidated financial information should be read in conjunction with (i) the consolidated financial statements and related notes, “Selected Consolidated Financial and Operating Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all of which appear in RRTS’ Annual Report on Form 10-K for the year ended December 31, 2010, and (ii) the unaudited consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which appear in RRTS’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2011
(in thousands)

	Historical		Pro Forma		Pro Forma
	RRTS	Prime	Adjustments		Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,417	$3,176	$(170	)(a)	$4,423
Accounts receivable, net	94,778	7,368	(100	)(b)	102,046
Deferred income taxes	6,367	300	(9	)(c)	6,658
Prepaid expenses and other current assets	13,308	205	—		13,513

Total current assets	115,870	11,049	(279)		126,640

PROPERTY AND EQUIPMENT, NET	19,997	4,085	—		24,082

OTHER ASSETS:
Goodwill	266,618	25,012	70,294	(d)	361,924
Other noncurrent assets	4,373	2,290	4,910	(e)	11,573

Total other assets	270,991	27,302	75,204		373,497

TOTAL ASSETS	$406,858	$42,436	$74,925		$524,219

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Current maturities of long-term debt	$7,500	$1,665	$4,835	(f)	$14,000
Accounts payable	43,413	3,513	—		46,926
Accrued expenses and other liabilities	14,677	3,777	(859	)(g)	17,595

Total current liabilities	65,590	8,955	3,976		78,521

LONG-TERM DEBT, net of current maturities	36,500	10,303	84,268	(f)	131,071
OTHER LONG-TERM LIABILITIES	21,247	2,454	4,405	(h)	28,106
PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION	5,000	—	—		5,000

Total liabilities	128,337	21,712	92,649		242,698

STOCKHOLDERS’ INVESTMENT:
Common stock	305	0	2	(i)	307
Preferred stock	—	13,656	(13,656	)(j)	—
Additional paid-in capital	263,085	6,617	2,998	(i)	266,083
			(6,617	)(j)
Retained earnings	15,131	4,489	(4,489	)(j)	15,131
Treasury stock	—	(4,039)	4,039	(j)	—

Total stockholders’ investment	278,521	20,724	(17,724)		281,521

TOTAL LIABILITIES AND STOCKHOLDERS’ INVESTMENT	$406,858	$42,436	$74,925		$524,219

The accompanying notes are an integral part of the unaudited pro forma combined consolidated financial statements.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
UNAUDTIED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2011
(In thousands, except per share amounts)

	Historical		Pro Forma
	RRTS	Prime	Adjustments		Pro Forma
Revenues	$379,429	$37,866	$—		$417,295
Operating expenses:
Purchased transportation costs	286,765	17,027	—		303,792
Personnel and related benefits	38,058	8,624	(880	)(k)	45,802
Other operating expenses	32,338	6,415	(150	)(l)	38,603
Depreciation and amortization	1,882	588	(10	)(m)	2,460
Acquisition transaction expenses	320	61	(61	)(n)	320

Total operating expenses	359,363	32,715	(1,101)		390,977

Operating income	20,066	5,151	1,101		26,318

Interest expense:
Interest on long-term debt	884	415	2,163	(o)	3,462
Dividends on preferred stock subject to mandatory redemption	100	—	—		100

Total interest expense	984	415	2,163		3,562

Income (loss) before provision (benefit) for income taxes	19,082	4,736	(1,062)		22,756

Provision (benefit) for income taxes	7,251	1,942	(546	)(p)	8,647

Net income (loss) available to common stockholders	$11,831	$2,794	$(517)		$14,108

Earnings per share available to common stockholders:
Basic	$0.46				$0.54

Diluted	$0.44				$0.52

Weighted average common stock outstanding:
Basic	25,779		209	(q)	25,988

Diluted	26,777		209	(q)	26,985

The accompanying notes are an integral part of the unaudited pro forma combined consolidated financial statements.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010
(In thousands, except per share amounts)

	Historical		Pro Forma
	RRTS	Prime	Adjustments		Pro Forma

Revenues	$632,018	$67,468	$—		$699,486
Operating expenses:
Purchased transportation costs	494,045	30,094	—		524,139
Personnel and related benefits	61,853	16,468	(1,330	)(k)	76,991
Other operating expenses	41,168	12,504	(300	)(l)	53,372
Depreciation and amortization	3,114	1,142	(21	)(m)	4,235
Acquisition transaction expenses	569	318	217	(n)	1,104
IPO related expenses	1,500	—	—		1,500

Total operating expenses	602,249	60,526	(1,434)		661,341

Operating income	29,769	6,942	1,434		38,145

Interest expense:
Interest on long-term debt	7,954	1,027	4,129	(o)	13,110
Dividends on preferred stock subject to mandatory redemption	200	—	—		200

Total interest expense	8,154	1,027	4,129		13,310

Loss on early extinguishment of debt	15,916	—	—		15,916

Income (loss) before (benefit) provision for income taxes	5,699	5,915	(2,695)		8,919

Provision (benefit) for income taxes	2,108	2,399	(1,175	)(p)	3,332

Net income (loss)	3,591	3,516	(1,520)		5,587

Accretion of Series B preferred stock	765	—	—		765

Net income (loss) available to common stockholders	$2,826	$3,516	$(1,520)		$4,822

Earnings (loss) per share available to common stockholders:
Basic	$0.11				$0.19

Diluted	$0.11				$0.18

Weighted average common stock outstanding:
Basic	25,779		209	(q)	25,988

Diluted	26,777		209	(q)	26,985

The accompanying notes are an integral part of the unaudited pro forma combined consolidated financial statements.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
1. Basis of Presentation
The accompanying unaudited pro forma combined consolidated financial statements present the pro forma results of operations and financial position for RRTS and Prime on a combined basis based on the historical financial information of each company and after giving effect to the Prime merger. The merger was recorded using the purchase method of accounting.
The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2010 combines the historical results for RRTS and Prime for the twelve months ended December 31, 2010 as if the merger had occurred on January 1, 2010. The unaudited pro forma combined consolidated statement of operations for the six months ended June 30, 2011 combines the historical results for RRTS and Prime for the six months ended June 30, 2011 as if the merger had occurred on January 1, 2010. The unaudited pro forma combined consolidated balance sheet as of June 30, 2011 gives effect to the merger of Prime as of such date.
2. Pro Forma Adjustments
The pro forma adjustments are based upon information and assumptions available at the time of the filing of the Form 8-K. The unaudited pro forma combined consolidated balance sheet includes adjustments that are factually supportable and directly attributable to the transaction regardless of whether they will have a continuing impact or were non-recurring. The unaudited pro forma combined consolidated statements of operations include adjustments which give effect to the events that are factually supportable, directly attributable to the transaction, and are expected to have a continuing impact on RRTS and Prime on a consolidated basis.
(a)	To reflect an adjustment to reduce cash for taxes paid on behalf of the sellers.
(b)	To reflect an increase in bad debt reserve.
(c)	To reflect a decrease in deferred tax assets due to a change in tax rate.
(d)	To eliminate historical goodwill and to record estimated goodwill resulting from the preliminary allocation of the purchase price to the fair value of net assets acquired.
(e)	To reflect (i) $3,696 of debt issue costs related to the amendment to RRTS’ credit facility to fund the merger, (ii) a $2,186 write-off of existing customer list intangibles and (iii) the preliminary allocation of $3,400 of purchase price to customer relationships with a useful life of 10 years. Management believes the intangible assets acquired will provide future benefit ratably; accordingly, the amortizable assets acquired will be amortized using the straight-line method over their useful life.
(f)	To reflect (i) payoff of existing Prime debt on the date of the merger and (ii) the current and long-term portions of the increase in RRTS’ credit facility to fund the merger.

(g)	To eliminate taxes payable not assumed in the acquisition.
(h)	To reflect (i) adjustment to deferred rent and to recognize an unfavorable lease obligation and (ii) adjustment to deferred taxes to account for purchase accounting adjustments and RRTS’ existing tax rate reset.
(i)	To reflect the issuance of 208,913 shares of RRTS common stock consisting of $2 par value and $2,998 of additional paid-in capital as part of the merger consideration.
(j)	To reflect the elimination of the stockholders’ investment accounts of Prime.
(k)	Reflects an adjustment to eliminate non-recurring expenses recorded by Prime as follows:

	Year Ended	Six Months
	December 31,	Ended
	2010	June 30, 2011
Shareholder value creation bonus	$372	$401
Plus: Non-recurring Mark R. Holden compensation	958	479

Pro forma adjustment	$1,330	$880

(l)	Reflects an adjustment to eliminate the historical management fee paid by Prime to Mark R. Holden, President and Chief Executive Officer of Prime. The management agreement between Prime and Mark R. Holden was terminated upon consummation of the Prime merger.

(m)	Reflects an increase in depreciation and amortization expense as a result of the Prime merger due to the preliminary Prime purchase price allocation which resulted in the amortization of Prime’s customer list intangible asset using the straight-line method over an estimated useful life of10 years, as follows:

	Year Ended	Six Months
	December 31,	Ended
	2010	June 30, 2011
Amortization of Prime’s customer relationships	$340	$170
Savings on Depreciation for useful lives changes	(56)	(48)
Less: historical amount recorded for intangilbes	(265)	(132)

Pro forma adjustment	$21	$(10)

(n)	Reflects an adjustment to record one-time, non-recurring transaction expenses related to the merger with Prime for the year ended December 31, 2010 and to eliminate one-time, non-recurring transactionexpenses recorded by Prime during the year ended December 31, 2010 and the six months ended June 30, 2011.

(o)	The purchase price of the Prime merger was $97.5 million, consisting of $94.5 million in cash and $3.0 million in RRTS stock. This pro forma adjustment reflects an adjustment to record interest expense on the incremental debt of $94.5 million (less the application of Prime’s cash balance of $3.8 million), assuming the debt was issued under the RRTS credit facility at an interest rate of 4.82%, and as if the Prime merger had occurred on January 1, 2010, as follows:

	Year Ended	Six Months
	December 31,	Ended
	2010	June 30, 2011
Pro forma interest expense	$4,419	$2,210
Amortization of deferred financing cost	737	369
(Less): Historical amount recorded	(1,027)	(415)

Pro forma adjustment	$4,129	$2,163

(p)	Reflects an adjustment to record income tax expense at the estimated statutory tax rate of 38%.

(q)	Reflects 208,913 shares of RRTS common stock issued as the stock component of the Prime merger consideration.